Exhibit 99.1

  SAMUEL MARTIN NAMED SENIOR VICE PRESIDENT OF OPERATIONS FOR WILD OATS MARKETS

     Mr. Martin brings a depth of retail operations experience to Wild Oats.

        BOULDER, Colo., Jan. 9 - Wild Oats Markets, Inc. (NASDAQ: OATS), a leading national natural and organic foods retailer, today announced Sam Martin has been named Senior Vice President of Operations, effective today.

        Mr. Martin, 49, brings more than 30 years of operations and management experience in the food and general merchandise retail industry. His most recent assignments were Senior Vice President of Supply Chain and Corporate Vice President of Logistics for ShopKo Stores in Green Bay, Wis., a 140-store chain of multi-department retail stores. Prior to that, Mr. Martin was Regional Vice President for Toys "R" Us, Inc.

        Mr. Martin spent 24 years at Fred Meyer Stores, a leading grocery and general merchandise retailer in the Pacific Northwest, which is now owned by the Kroger Company. Mr. Martin served in a variety of roles at the Fred Meyer organization and last held the position of Vice President and Regional Director of Sales where he had operational responsibility for a region of stores ranging from $30 million to $110 million in annual sales.

        "We are confident that Sam will be a great fit for our Company and our unique culture," said Perry Odak, President and Chief Executive Officer of Wild Oats. "With his deep operations experience, we welcome his insights on how to further improve our operations and enhance the experience customers have in our stores."

        The Company has created an individual equity incentive plan as inducement to Mr. Martin's entry into employment with Wild Oats. The plan reserves for issuance of 100,000 shares of common stock, at a strike price of $12.19, vesting 25 percent on the first anniversary date of the creation of the plan, and monthly, thereafter, over the remaining 36 months.

        Wild Oats Markets, Inc. is a nationwide chain of natural and organic food markets in the U.S. and Canada. With annual sales of more than $1 billion, the Company currently operates 113 stores in 24 states and British Columbia. The Company's natural food stores include Wild Oats Natural Marketplace, Henry's Farmers Market, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoats.com.